ITEM 77C.  Matters Submitted to a Vote of Security Holders

A special meeting of the shareholders of the Fund was held on March 17, 2005, for the purposes of voting on new Sub-Advisory Agreements as listed below.  The proposals were passed by the required majority of shareholders of the Fund, also listed below.

Proposals:

1. To approve a new investment Sub-advisory Agreement among Agile Funds, Inc. (the “Company”), on behalf of the Agile Multi-Strategy Fund (the “Fund”), Tactical Allocation Services, LLC (“Tactical” or the “Adviser”), and Compass Fund Management, LLC.

For

2,625,292.488

Against

     29,415.669

Abstain

   152,001.482

2. To approve a new investment Sub-advisory Agreement among the Company, on behalf of the Fund, Tactical, and QES Capital Management, LLC.

For

2,625,292.488

Against

     29,415.669

Abstain

   152,001.482

3. To approve a new investment Sub-advisory Agreement among the Company, on behalf of the Fund, Tactical, and Centaur Capital Partners, L.P.

For

2,624,820.892

Against

     29,858.981

Abstain

   152,029.766

4. To approve a new investment Sub-advisory Agreement among the Company, on behalf of the Fund, Tactical, and Brantley Asset Management, LLC.

For

2,624,799.739

Against

     29,880.134

Abstain

   152,029.766

5. To approve a new investment Sub-advisory Agreement among the Company, on behalf of the Fund, Tactical, and Schreiner Capital Management, Inc.

For

2,625,292.488

Against

     29,415.669

Abstain

   152,001.482